FORM OF

                        INVESTMENT MANAGEMENT AGREEMENT


            AGREEMENT made as of this 1st, day of December 2002 by and between Mercantile Small Cap Manager Fund LLC, a Delaware limited liability company (the "Company"), and Mercantile Capital Advisors, Inc., a Maryland corporation (the "Manager").

            1. Duties of Manager.

            (a) The Company hereby appoints the Manager to act as investment manager to the Company, for the period and on the terms set forth in this Agreement, pursuant to the policies set forth in the Company's Private Placement Memorandum (the "Memorandum") and in the Company's Limited Liability Company Agreement dated as of [December 1, 2002] (the "LLC Agreement"), as the LLC Agreement may be amended from time to time with notice to the Manager. The Manager specifically acknowledges its obligations as set forth in the Memorandum and the LLC Agreement, provided that the Manager shall not be obligated to follow any amendment to the policies to the Company or the LLC Agreement that increases its obligations, responsibilities or liabilities thereunder until it has received actual notice of such amendment and has agreed thereto in writing. The Company employs the Manager to formulate a continuing investment program in accordance with the investment objective and strategies set forth in the Memorandum and to manage the investment and reinvestment of the assets of the Company, to continuously review, supervise and administer the investment program of the Company, to determine in its discretion the securities to be purchased or sold and the portion of the Company's assets to be held uninvested, to provide the Company with records concerning the Manager's activities which the Company is required to maintain and, upon request, to render regular reports to the Company's officers and Board of Directors (the "Board") concerning the Manager's discharge of the foregoing responsibilities. Without limiting the generality of the foregoing, the Manager is specifically authorized to (i) invest the Company's assets (which may constitute, in the aggregate, all of the Company's assets) in unregistered investment funds or other investment vehicles and registered investment companies ("Investment Funds") that are managed by investment managers ("Investment Managers"); (ii) invest the Company's assets in separate investment vehicles for which the Investment Managers serve as general partners or managing members and in which the Company is the sole investor; and (iii) invest discrete portions of the Company's assets with Investment Managers who are retained to manage the Company's assets directly through separate managed accounts (Investment Managers who directly manage Investment Funds and managed accounts for which the Company is the sole investor are collectively referred to as "Sub-advisers"). The selection of Subadvisers shall, however, be subject to the approval by the Board in accordance with requirements of the Investment Company Act of 1940 as amended (the "1940 Act"), and a vote of a majority of the outstanding voting securities of the Company, unless the Company acts in reliance on exemptive or other relief granted by the Securities and Exchange Commission from the provisions of the 1940 Act requiring such approval by security holders. The Manager shall discharge the foregoing responsibilities subject to the control of the officers and the Board, and in compliance with the objectives, policies and limitations set forth in the Memorandum, as the same may be amended or supplemented from time to time with notice to the Manager, and applicable laws and regulations.

            (b) Without limiting the forgoing, the Manager acknowledges its responsibility and agrees to conduct proper due diligence on the Investment Funds and Investment Managers as is required by its fiduciary role, including, without limitation, reviewing the valuation procedures of each Investment Fund and making a determination that such Investment Fund complies with the valuation procedures adopted by the Company.

            (c) The Manager accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

            (d) The Manager is fully authorized to delegate any and all obligations under this Agreement to qualified third parties, provided (i) the Manager takes responsibility for the selection of such delegatee (subject to the approval of the Board and further in accordance with the requirements of the 1940 Act); (ii) the Manager reviews the activities of such delegatee to ensure compliance with the investment objective and strategies of the Company, as set forth in the Memorandum; and (iii) the Manager updates the Board with respect to the performance and activities of the delegatee, and makes recommendations whether or not to terminate such delegatee to the Board.

            2. Portfolio Transactions.

            (a) To the extent applicable, the Manager is authorized to select the brokers or dealers that will execute the purchases and sales of securities for the Company and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.

            (b) The Manager will promptly communicate to the officers and the Board such information relating to portfolio transactions as they may reasonably request.

            3. Compensation of the Manager.

            (a) For the  services to be rendered by the Manager as provided in
Section 1 of this Agreement, the Company shall pay the Manager, pursuant to the LLC Agreement, at the end of each quarter a management fee (the "Management Fee"). The Management Fee received by the Manager from the Company is equal to 0.3125% (approximately 1.25% on an annualized basis) of the Company's net assets. The Management Fee will be computed based on the capital account of each member of the Company as of the end of business on the last business day of each quarter in the manner set out in the LLC Agreement.

            (b) The Management Fee provided above shall be computed on the basis of the period ending on the last business day prior to the termination or redemption date subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

            (c) The Company shall also pay to the Manager an amount equal to 10% of each Member's Investment Return (as defined in the LLC Agreement) in excess of the Loss


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

Carryforward amount applicable to such Member's Capital Account. The Incentive Fee shall be due and payable by the Company at the end of each fiscal year.

            (d) In addition to the Management Fee and Incentive Fee stated above, the Manager will be reimbursed by the Company for all out-of-pocket expenses relating to services provided by the Company, including travel and other expenses related to the selection and monitoring of Investment Managers.

            4. Other Services.

            It is understood by both parties that the Manager will also be retained to serve in other capacities for the Company, through separate contracts, and shall be compensated for such additional services in accordance with the terms set forth thereunder. Such other responsibilities may include, but are not limited to, serving in a management role pursuant to the LLC Agreement and serving as Administrator pursuant to an Administrative Services Agreement.

            5. Reports.

            The parties agree to furnish to each other current prospectuses, proxy statements, reports to partners, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request in connection with this Agreement.

            The Manager shall submit and present to the Board reports of the assets of the Company, the value of such assets, and the performance of the Investment Funds on a quarterly basis. All investment information supplied by the Adviser to the Manager and the Board is confidential and is to be used by the Company for internal purposes only. Upon termination of this Agreement, the Manager shall promptly, upon demand, return to the Company all records (or copies of such records) that the Company reasonably believes are necessary in order to discharge its responsibilities to the Account.

            6. Status of Manager.

            The services of the Manager to the Company are not to be deemed exclusive, and the Manager shall be free to render similar services to others.

            7. Liability of Manager.

            In the absence of (a) willful misfeasance, bad faith or gross negligence on the part of the Manager, in performance of its obligations and duties hereunder, the Manager shall not be subject to any liability whatsoever to the Company, or to any member of the Company (each, a "Member," and collectively, the "Members") for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Company.

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

            8. Indemnification.

            (a) To the fullest extent permitted by law, the Company shall, subject to this Section 8(c), indemnify the Manager (including for this purpose each officer, director, partner, principal, employee or agent of, or any person who controls, is controlled by or is under common control with, the Manager, and their respective executors, heirs, assigns, successors or other legal representatives) (each such person being referred to as an "indemnitee") against all losses, claims, damages, liabilities, costs and expenses arising by reason of being or having been Manager to the Company, or the past or present performance of services to the Company in accordance with this Agreement by the indemnitee, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith or gross negligence of the duties involved in the conduct of the indemnitee's office. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. The rights of indemnification provided under this Section 8 are not to be construed so as to provide for indemnification of an indemnitee for any liability (including liability under U.S. federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith) to the extent that indemnification would be in violation of applicable law, but shall be construed so as to effectuate the applicable provisions of this Section 8.

            (b) Expenses, including counsel fees and expenses, incurred by any indemnitee (but excluding amounts paid in satisfaction of judgments, in compromise, or as fines or penalties) may be paid from time to time by the Company in advance of the final disposition of any action, suit, investigation or other proceeding upon receipt of an undertaking by or on behalf of the indemnitee to repay to the Company amounts paid if a determination is made that indemnification of the expenses is not authorized under Section 8(a) of this Agreement, so long as (i) the indemnitee provides security for the undertaking, (ii) the Company is insured by or on behalf of the indemnitee against losses arising by reason of the indemnitee's failure to fulfill his, her or its undertaking, or (iii) a majority of the directors (each, a "Director," and collectively, the "Directors") of the Company who are not "interested persons" (as that term is defined in the 1940 Act) of the Company ("Independent Directors") (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for advancement of expenses under this Agreement) or independent legal counsel in a written opinion determines based on a review of readily available facts (as opposed to a full trial-type inquiry) that reason exists to believe that the indemnitee ultimately shall be entitled to indemnification.

            (c) As to the disposition of any action, suit, investigation or other proceeding (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding has been brought, that an indemnitee is liable to the Company or its Members by

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

reason of willful misfeasance, bad faith or gross negligence of the indemnitee's office, indemnification shall be provided in accordance with
Section 8(a) of this Agreement if (i) approved as in the best interests of the Company by a majority of the Independent Directors (excluding any Director who is or has been a party to any other action, suit, investigation or other proceeding involving claims similar to those involved in the action, suit, investigation or proceeding giving rise to a claim for indemnification under this Agreement) upon a determination based upon a review of readily available facts (as opposed to a full trial-type inquiry) that the indemnitee acted in good faith and in the reasonable belief that the actions were in the best interests of the Company and that the indemnitee is not liable to the Company or its Members by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the indemnitee's office, or (ii) the Directors secure a written opinion of independent legal counsel based upon a review of readily available facts (as opposed to a full trial-type inquiry) to the effect that indemnification would not protect the indemnitee against any liability to the Company or its Members to which the indemnitee would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence.

            (d)  Any  indemnification  or  advancement  of  expenses  made  in accordance  with this  Section  8 shall  not  prevent  the  recovery  from any indemnitee of any amount if the indemnitee subsequently is determined in a final judicial decision on the merits in any action, suit, investigation or proceeding involving the liability or expense that gave rise to the indemnification or advancement of expenses to be liable to the Company or its Members by reason of willful misfeasance, bad faith or gross negligence. In any suit brought by an indemnitee to enforce a right to indemnification under this Section 8 it shall be a defense that, and in any suit in the name of the Company to recover any indemnification or advancement of expenses made in accordance with this Section 8 the Company shall be entitled to recover the expenses upon a final adjudication from which no further right of appeal may be taken that, the indemnitee has not met the applicable standard of conduct described in this Section 8. In any suit brought to enforce a right to indemnification or to recover any indemnification or advancement of expenses made in accordance with this Section 8, the burden of proving that the indemnitee is not entitled to be indemnified, or to any indemnification or advancement of expenses, under this Section 8 shall be on the Company (or on any Member acting derivatively or otherwise on behalf of the Company or its Members).

            (e) An indemnitee may not satisfy any right of indemnification or advancement of expenses granted in this Section 8 or to which he, she or it may otherwise be entitled except out of the assets of the Company, and no Member shall be personally liable with respect to any such claim for indemnification or advancement of expenses.

            (f) The rights of indemnification provided in this Section 8 shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. Nothing contained in this Section 8 shall affect the power of the Company to purchase and maintain liability insurance on behalf of the Manager or any indemnitee.


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

            9. Duration and Termination.

            This Agreement will become effective as of the date first written above and will continue for an initial two-year term and will continue thereafter so long as such continuance is specifically approved at least annually (a) by the vote of a majority of the Directors who are not parties to this Agreement or Interested Persons (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board or by vote of a majority of the outstanding voting securities of the Company; provided however, that if the Members of the Company fail to approve the Agreement as provided herein, the Manager may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and the rules thereunder. This Agreement may be terminated by the Manager at any time, without the payment of any penalty, upon 90 days' written notice to the Company. This Agreement will automatically and immediately terminate in the event of its assignment by the Manager, provided that an assignment to a successor to all or substantially all of the Manager's business or to a wholly-owned subsidiary of such successor which does not result in a change of actual control of the Manager's business shall not be deemed to be an assignment for the purposes of this Agreement.

            10. Definitions.

            As used in this Agreement, the terms "assignment," "interested persons," and a "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

            11. Amendment of Agreement.

            This Agreement may be amended by mutual consent, but the consent of the Manager must be approved (a) by vote of a majority of those members of the Board who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of the Company.

            12. Severability.

            If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

            13. Applicable Law.

            This Agreement shall be construed in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

            14. Notices.

            Any notice under this Agreement shall be given in writing and deemed to have been duly given when delivered by hand or facsimile or five days after mailed by certified mail, post-paid, by return receipt requested to the other party at the principal office of such party.

            15. Counterparts.

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

            16. Form ADV; Company Changes.

            The Company  acknowledges  receiving Part II of the Manager's Form
ADV.

            17. Company Obligations.

            The parties to this Agreement agree that the obligations of the Company under this Agreement shall not be binding upon any of the Directors, Members or any officers, employees or agents, whether past, present or future, of the Company, individually, but are binding only upon the assets and property of the Company.



                          [Signature page to follow]



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

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.


MERCANTILE CAPITAL ADVISORS, INC.


___________________________________________
By:
Title:


MERCANTILE SMALL CAP MANAGER FUND LLC.


___________________________________________
Authorized Signature
By:
Title:



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